Exhibit 3.10

ARTICLES OF INCORPORATION
OF

        The undersigned individual does hereby act as incorporator for the purpose of organizing a business corporation, pursuant to the provisions of Chapters 1 through 17 of Title 10, Arizona Revised Statutes.

        FIRST:    The corporate name for the corporation (hereinafter called the "corporation") is                                                   .

        SECOND:    The number of shares the corporation is authorized to issue is 1,000, all of which are common shares without par value.

        THIRD:    A brief statement of the character of business that the corporation initially intends actually to conduct in the State of Arizona is the provision of continuing-care accommodations to the elderly and infirm.

        FOURTH:    The individual who is to service as the sole .initial .director of the corporation is David Stover. Mr. Stover's address is 900 Victor's Way, Suite 350, Ann Arbor, MI 48108.

        FIFTH:    The name and the street address of the corporation's statutory agent, and the street address of the known place of business for the corporation in the State of Arizona, are Corporation Service Company, 3636 North Central Avenue, Phoenix, Arizona 85012.

        SIXTH:    The name and the address of the incorporator is Stuart D. Logan, Esq., Dykema Gossett PLLC, 1577 N. Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48304-2820.

        SEVENTH:    To the fullest extent permitted by the provisions of the Arizona Revised Statutes as the same exist or may hereafter be amended, the corporation shall indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions.

        EIGHTH:    To the fullest extent permitted by the provisions of the Arizona Revised Statutes as the same exist or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. No repeal, amendment, or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment, or modification.

        Signed on this 23rd day of February, 2000.

/s/ STUART D. LOGAN Stuart D. Logan, Incorporator